Exhibit 14


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated May 25, 2007 and December 14, 2006, relating to the financial statements and financial highlights of Daily Income Fund and Daily Tax Free Income Fund, Inc., respectively, which appear in the March 31, 2007 and October 31, 2006 Annual Reports to Shareholders of Daily Income Fund and Daily Tax Free Income Fund, Inc., respectively, which are also incorporated by reference in such Registration Statement. We also consent to the reference to us under the heading "Financial Statements" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
New York, New York
August 3, 2007